SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: August 5, 2002

(Date of earliest event reported)

LCA-Vision Inc.

(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	0-27610 (Commission File No.)	11-2882328 (IRS Employer Identification Number)

7840 Montgomery Road, Cincinnati, Ohio	45236
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 792-9292

N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events

LCA-Vision Inc. issued a press release announcing the opening of its 32nd U.S.-based LasikPlus Vision Center to serve the Raleigh-Durham, North Carolina area.

Item 7.  Financial Statements and Exhibits

(a)  Exhibits

99.1  Press Release dated August 5, 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

Date: August 5, 2002	By: /s/Alan H. Buckey Alan H. Buckey Executive Vice President, Chief Financial Officer and Treasurer

Contacts:

Stephen N. Joffe

Joel Pomerantz

LCA-Vision Inc.

The Dilenschneider Group

(513) 792-9292

(212) 922-0900

LCA-VISION OPENS 32nd U.S.-BASED LASIKPLUS FACILITY

TO SERVE LARGE RALEIGH-DURHAM, N.C. METRO AREA

CINCINNATI, OH, August 5, 2002 – LCA-Vision Inc. (NASDAQ NM: LCAV), one of the nation’s leading providers of laser vision correction services, today opened its newest, value-priced LasikPlus Vision Center, which will serve metropolitan Raleigh-Durham, North Carolina.  In addition to this latest facility, the company’s 32nd U.S. center, LCA-Vision operates two Canadian centers and a joint venture in Europe.

The modern, tastefully-appointed, 3,300 square foot office is equipped with three lasers, including the state-of-the-art Bausch & Lomb Technolas 217.  Located in suburban Wake County, it complements the LasikPlus center in Charlotte, the company’s first North Carolina site, which opened in 1996.  Dr. Lori Travers and Dr. Lewis Groden, both Board-certified ophthalmologists specializing in laser vision correction, will head the medical staff.

Commenting on the opening, LCA-Vision Chairman and CEO Stephen N. Joffe said: “Given current soft market conditions for commercial real estate, we are able to open a new center for a small fraction of the upfront costs we incurred previously.  Lower costs, combined with the recent improvement in demand for our services, lead us to conclude this is an excellent time to selectively open centers.

-more-

“Careful selectivity in picking promising new sites underscores our commitment to creating value for our shareholders over the medium and long-term.  Laser vision correction has grown rapidly since FDA approval in late 1995, making it, today, the nations most frequently performed elective surgical procedure.

“We remain confident about the future of laser vision correction with an estimated 150 million candidates for the procedure currently in the U.S. alone.  Moreover, the number of potential new patients each year is growing faster than the number of surgeries performed.  It is not a finite universe.”

For the six months ending June 30, 2002, LCA-Vision performed 32,388 laser vision correction procedures, up 35 percent sequentially from 24,031 performed in the last six months of 2001.

This news release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition, pricing, procedure demand, marketplace acceptance, patient outcomes, different healing results, unforeseen fluctuations in operating results, general economic conditions, and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission.

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